STAAR Surgical Company
Third Quarter 2007 Conference Call
October 30, 2007, 5:00 p.m. EDT

Operator:

Ladies and gentlemen, thank you for standing by, and welcome to the STAAR Surgical Third quarter earnings conference call. During today’s presentation all parties will be in listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one, on your touchtone phone. If you would like to withdraw your question, please press the star, followed by the two. If you are on speaker equipment, please lift up the handset before making a selection. This conference is being recorded today, Tuesday, October 30, 2007.

I would now like to turn the conference over to Doug Sherk. Please go ahead, sir.

Doug Sherk:

Thank you operator, and good afternoon, everyone. Thank you for joining us this afternoon for the STAAR Surgical conference call to review the financial results for the third quarter of 2007, which ended on September 29, 2007. The news release announcing the third quarter results crossed the wire this afternoon shortly after the market closed. If you haven’t received a copy of the release and would like one, please call our office at 415-896-6820, and we’ll get one to you immediately. Additionally, we have arranged for a taped replay of this call, which may be accessed by phone. The replay will become available approximately one hour after the call’s conclusion and will remain available for seven days. The dial-in number to access the replay is 800-405-2236, or for international callers, 303-590-3000. Both numbers will need a pass code of 11099475, followed by the pound sign. This call is being broadcast live, and an archived replay will also be available. To access the webcast, go to STAAR’s website at www.staar.com.

Before we get started, during the course of this conference call the Company will make projections or other forward-looking statements regarding future events, including statements about sales and the Company’s beliefs about its revenues and net earnings for 2007. We caution you that all statements that are not statements of historical fact are forward-looking statements, including any suggestions of earnings, revenue, sales, cash, or other financial items. Any statements of the plans, strategies, and objectives of management for future operation; any statements regarding the expectations for success of the ICL or other products in the US or international markets; any statements regarding agreements to buy out Canon Staar or other pending transactions; any statements concerning proposed new products, the government approval of new products, services, or developments, the success of the transition to new management at Domilens; any statements regarding future economic conditions of performance, statements of belief, and any statements or assumptions underlying any of the foregoing; these statements are based on expectations and assumptions as of the date of this conference call and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the risk that conditions to closing the Canon Staar buyout may not be satisfied or that STAAR will encounter unexpected problems in integrating the business, the willingness of surgeons and patients to adopt a new product or procedure, and our ability to successfully market the ICL in the US while overcoming the foregoing challenges. STAAR’s financial condition can be adversely affected by general economic conditions and other factors beyond its control, including those detailed from time to time in its reports filed with the Securities and Exchange Commission. STAAR assumes to obligation to update these forward-looking statements to reflect future events or outcomes and does not intend to do so.

I’d now like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR Surgical.

David Bailey:

Thanks Doug, and good afternoon everyone. Quarter three was a transition quarter for the Company as we moved to restructure our US cataract sales force following our decision not to renew some onerous long-term regional manufacturers’ representative contracts and build our specialized US refractive selling structure. At the same time, we saw the continuation of some very favorable sales trends in the international market with total sales up 16% versus prior-year quarter and refractive sales up 45% over Q3 2006. In Q3, international sales represented 65.2% of our total sales and for the year-to-date, 65.5% of total sales, up from 55.6% for year-to-date fiscal 2006. This growth in international is biased towards high margin refractive sales and as a result is driving the margin improvement we’re seeing in our business overall. Global sales for the quarter were up slightly versus prior-year quarter. Once again, there was a significant difference in performance between our US and international businesses.

Let’s first focus on international, where we continue to deliver the kind of performance we are focused on eventually achieving across the whole of the business. In international, cataract sales were up 9.6% versus Q3 ’06 and 9.3% year-to-date. Significantly, our German business continued to perform well following the management change we made earlier in the year. It was up 16% versus prior-year quarter and up 9% year-to-date versus ’06. The growth and trends we saw in Q2 have continued and indeed in some cases accelerated in Q3. Our goal is to ensure they will be sustained going forward.

For international ICL, the positive historical trends have continued this quarter, with the business growing 45% versus the third quarter of ’06. Year-to-date, the international ICL business is up 42% versus prior year. This is exactly the same growth we saw at six months.

We’re very pleased with the strong performance in the refractive and cataract segments of our businesses in international, and we’ll be pursuing initiatives over the remainder of the year to continue these trends. Specifically, we’ll continue to add direct resource to drive sales in Middle East and international and high potential geographies such as India, China, and the Middle East, as well as taking control of our joint venture business in Japan, where we having a pending ICL approval, as well as existing approvals for two highly competitive cataract lenses. The strategic value of the Japanese business within the high potential Asian market overall should not be underestimated. Japanese surgeons have a major influence on cataract and refractive trends throughout the region overall and in particular in China. Key opinion leaders in Japan are excited about STAAR’s purchase of the JV and are keen to work with STAAR to promote its refractive and cataract preloaded technology in the region overall.

The trends that are driving international sales are not unique to specific markets and will, in our belief, eventually drive sales in all markets, including the US. STAAR is in a solid and increasingly proprietary position to address these needs. The limits of Lasik concept, the need for an alternative to Lasik, and the drive to preloaded cataract IOLs are clear global trends which are currently driving our business in many countries. As a result, we believe international can be used as a benchmark for the total Company’s potential in both cataract and refractive.

Currently, the US market is underperforming geography—is an underperforming geography—but should in the future ultimately respond to the same trends that are driving our international growth. As a result of this lag in the US, the picture continues to be a challenging one as we work to restructure our overall selling effort. Cataracts was down 16% year-over-year and almost 19% quarter-over-quarter. Despite the positive launch of the aspheric Collamer lens in April and the CMS ruling on the Toric IOL, our business has continued to erode. While the aspheric Collamer is being well received, it has not made up for the erosion of our base silicone business in the US, where we have yet to see the benefits of an aspheric product or a New Technology designation on our aspheric lenses.

With regard to our aspheric silicone three-piece lens, we are currently performing field evaluation. And based on the positive feedback received so far, we plan to launch this product at the upcoming AAO meeting in early November in New Orleans. Work is underway to obtain NTIOL designation for both of our new aspheric lenses during the first half of 2008.

During Q3, we made significant progress in modifying the structure of our US cataract sales force following our decision not to renew the two regional management contracts in July. As we stated in a previous release, a majority of the independent representatives we targeted for our renewed sales force have agreed to stay with STAAR. We have spent the last few months realigning their geographies and duties to fit the new overall structure for cataract and refractive in the US. Because we couldn’t communicate our interest in retaining them until after the regional contracts expired on July 31st, we were very pleased to have secured the commitment of this valued group, and we deeply appreciate their interest and loyalty to STAAR.

As we’ve stated previously, our strategy is to separate the refractive and cataract sales effort in the US. This will help ensure the sales effort and messaging behind the ICL is targeted and consistent. Under this new structure, we will no longer need to use the same sales group to promote our cataract products. This focus will provide us with the opportunity to positively impact our customers’ patient selection, which has been a gating factor for ICL sales growth in the US. The refractive force will operate in teams of three, led by a refractive sales manager. We will have six of these teams and already have this group staffed with 15 people. Each member of every team has undergone initial training, and they’re already active in the field. Critically, all of this group have refractive experience from their prior employment and are direct employees of STAAR. We believe the experience and focus of these sales teams will allow them to work closely and effectively with our customers. Ultimately, we think with our messaging that the ICL as a practice build-up will be successfully communicated, leading to sales growth.

The current cataract sales team will retain some responsibility for the ICL to ensure we have a smooth transition, that we do not lose any momentum. However, its primary focus will be to drive growth in the cataract business and to expand our market share. This cataract-specific focus will be critical as we launch our new and upgraded range of IOLs and injection systems later this year and into ’08. Interest in the cataract sales team in the new aspheric lenses, both silicone and Collamer is high, and we’re working to obtain more focused and committed selling activity following the uncertainty over the summer period.

Regarding the cost of the new sales structure, we believe the direct refractive organization will ultimately be self-funding as they generate revenue growth. But in the short term, we will look to offset much of the incremental cost through the realignment of our overall expense base in the business. In this regard, we were very pleased to see the reduction in cash burn during the quarter that was partly the result of the cost saving initiatives we announced in our press release during September. Going forward, we will continue to fix debts to ensure our key initiatives can be funded within this streamlined cost infrastructure by focusing on prudent expense management in all areas. Deborah, our CFO, has a clear cash usage target she is driving towards and has the whole organization focused on that goal.

From my perspective, the route to profitability for STAAR lies in sales growth, as well as prudent cost management, and we are working diligently in both areas. The recent announcement of the acquisition of our joint venture in Japan is very exciting and will add significant profitable sales growth. While adding an affiliate in a distant geography represents a management challenge for many companies, or any company, this move has particular benefits. First and foremost, all of the principle joint venture agreements will be terminated, which will return to STAAR exclusive control over its intellectual property rights in Japan and China. In addition, the arrangements under which Canon Marketing in Japan acted as the exclusive distributor of the joint venture’s products in the Japanese market, comes to an end. Instead, STAAR Japan, the new name of the joint venture company Canon Staar, will be able to directly market its pioneering preloaded acrylic and silicone lenses into the Japanese market, immediately adding 50% to its net sales. The cost of sales is unchanged; therefore, the gross margin should go up by several points. The various functions performed by the distributor have to be replaced; for example, selling, customer service, physical distribution, etc.; so direct expenses will increase. However, STAAR gains full control of a company that will operate directly in one of the most lucrative ophthalmic markets in the world and one where we have two advanced and proprietary products approved to sell today and the potential approval of high-value products like the ICL in process.

In fiscal 2008, this move in Japan will allow us to consolidate sales in the range of $12 to $14 million at an approximate 60% gross margin. And although the business will lose a modest amount of money in this integration year, this loss will largely be driven by purchase accounting issues linked to the acquisition. From a strategic perspective, we have always believed that preloaded lenses will become the standard of care in the future, and with full control of Canon Staar, we have significantly strengthened our know-how and intellectual property position in this area of technology. All in all, very exciting.

Finally, before turning over the call to Deborah, I’d like to note that Dave Schlotterbeck has decided to leave the STAAR Board of Directors after three years of highly-valued service. On behalf of the entire Board, we wish to thank Dave for his contribution to STAAR. We will miss his participation and wish him every—the best for a continued professional and personal success.

Now with that, I’d like to turn over the call to Deborah for a review of the second quarter financials.

Deborah Andrews:

Thanks, Dave. Good afternoon, everybody. Our release this afternoon provides significant financial detail on the quarter’s progress, so my comments will be limited to specific highlights of the third quarter, as well as a brief discussion on the financing of the Canon Staar acquisition.

Sales for the second quarter were 2.4% higher than Q3 2006. Once again, our international operations generated strong sales growth. International sales were up nearly 17% as compared with the third quarter of 2007, while sales in the US declined by approximately the same amount. Total refractive sales were 3.4 million, an increase of 17% compared to 2.9 million reported for the same period of 2006. Refractive growth was driven by strong international sales, which grew 45%. US refractive sales were 1.1 million, a decrease of 15.2% compared with the 1.3 million reported for the same period of 2006 and essentially flat compared to the second quarter of 2007. International refractive sales totaled 2.3 million. For comparative purposes, US refractive sales were 1.3 million in the third quarter of ’06, and international refractive sales were 1.6 million. During the third quarter of 2007, refractive sales represented 25% of total sales compared to 22% last year.

Overall third quarter cataract products sales were 10.1 million compared to 10.2 million last year. Third quarter total cataract sales were driven by growth in the international markets, particularly Germany, and offset by contraction in the US cataract market. In the US market, cataract sales were 3.6 million, a 16.8% decrease compared with 4.3 million in the third quarter of last year. In international markets, cataract sales grew 9.6% to 6.5 million in the third quarter compared with 6 million last year. Cataract sales growth in the Germany market remained strong and was up 14.6% to 5.6 million compared with 4.9 million last year.

Gross profit margin continues to improve. For the third quarter, we achieved 49.7% gross profit margin as compared with 47.6% for the third quarter of 2006, and our gross profit margin was up by more than 120 basis points for the second—compared to the second quarter of this year. The increase is a result of a shift in mix to the higher margin ICLs.

We ended the quarter with $14.2 million in cash compared with $16.1 million at the end of the second quarter. During the quarter, we decreased cash used for operating activities by approximately $2.3 million versus the second quarter operating cash usage. This improvement was due to decreased investigation, financing, and audit costs in the third quarter versus the second quarter, as well as across-the-board cost reduction measures taken during the quarter. As we paid off a 1.8 million UBS loan in the second quarter, we had no bank debt at the end of the third quarter. We continue to seek ways to lower our operating cost structure, and since our announcement on September 19th—since our announcement on September 19th—and will strive to manage expenses to keep the average rate of cash burn at approximately $2 million per quarter, based on current sales levels, but will adjust based on actual performance. Some quarters may be higher or lower than others.

As you know, last Friday we announced a major milestone for the Company in the form of our acquisition of Canon’s 50% interest in the Canon Staar joint venture. Upon closing in late December, we will pay a total of $4 million in cash and issue 1.7 million shares of Series A convertible preferred stock to Canon and Canon Marketing for the representative interest in the joint venture. Beginning in 2008, this transaction should, based on year-to-date results, increase our international revenue as well as overall gross margin, excluding the effects of purchase accounting. Given our current cash position and our continuing focus on lowering operating costs, we believe we have sufficient cash reserves to pay the cash consideration under the Purchase Agreement and complete the transaction. We may, however, elect to seek financing for the transaction and additional working capital purposes. Based on recent indications of interest, we believe we could obtain such financing on reasonably acceptable terms should we choose to do so.

With that, I’d like to ask our operator to open up the call for questions.

Operator:

Thank you, ma’am. We will now begin the question-and-answer session. As a reminder, if you have a question, please press the star, followed by the one, on your touchtone phone. If you would like to withdraw your question, press the star, followed by the two. If you are on speaker equipment, you will need t lift the handset before making a selection.

Our first question comes from the line of Larry Haimovitch with HMTC. Please go ahead.

Larry Haimovitch:

Good afternoon, Deborah. Good afternoon, David.

David Bailey:

Hi Larry.

Deborah Andrews:

Hi, Larry.

Larry Haimovitch:

Hi. Several questions on Canon Staar, which is obviously a monumental development for you guys. David, you talked a lot about the preloaded technology and what it means in Japan. We’ve been looking for getting the preloaded into the US, and I’m wondering if this accelerates the ability to bring preloaded to the US.

David Bailey:

It doesn’t necessarily accelerate. We had our own project to move the preloaded forward. And we will take—now that we’re moving forward with this transaction, we will take time to fully integrate with Canon Staar those projects. So I wouldn’t say it would accelerate the US introduction, but it certainly increases our proprietary position and know-how around preloaded. And from that perspective, I think it strengthens STAAR’s overall position in what I believe to be one of the key drivers or key trends in cataract surgery, which is to move lenses towards preloaded. We see that in Japan, where we were the first to market, and, you know, the recent European congress we saw more and more preloaded systems being introduced. So it won’t accelerate our entry to the US, this move, but it certainly strengthens our global position around that whole system and know-how.

Larry Haimovitch:

Following up on that, David, can you then update us on when you hope or think you could get preloaded in the US? Because it is an important trend in the market, and obviously you’d like to be there.

David Bailey:

Yes. We previously said that we had a project that would come to fruition in the second half of next year. It may well get delayed slightly from that. We’re going to look at that very closely. It’s one of the projects that we’re committed to, but the exact timeline, given what we’re doing with Canon Staar, may be affected somewhat. We’ll announce that as soon as we have absolute certainty around those timelines.

Larry Haimovitch:

Okay. And then a follow-on on the acquisition. I thought I saw when the press release came out that there was a mention of $10 million in sales in that joint venture, and then I thought I heard on this call something about $12 to $14 million in sales. Is that anticipated going forward, then, that sales will increase following the dissolution of the joint venture and it becoming 100% STAAR-owned?

David Bailey:

Well, the range we gave here was 12 to 14 million, and we’re finessing that all the time, Larry, because you’ve got the margin increase, you’ve also got to exclude any inter-company sales from that Japanese venture to STAAR AG where we’re buying preloaded for the European market. So Deborah and I’s latest estimate that we’ve indicated is in that $12 to $14 million range. And there’s two aspects to it. We’ve got to transfer the business effectively from the current sales channel, which is largely CMJ, and take it into our direct operation. And then obviously, we’re also looking for some sales growth as we launch a second generation acrylic preloaded into what is the biggest section—segment—of the market in Japan. So, you know, we’re looking for a combination of stability in the transfer and then modest sales growth, and we would be looking in that range, 12 to 14 million, based on our kind of latest view on it.

Deborah Andrews:

And Larry, the $10 million represented Canon Staar’s sales for 2006.

Larry Haimovitch:

Oh, okay. I understand now.

Deborah Andrews:

You can see a few pieces of financial information related to Canon Staar in our 10K.

Larry Haimovitch:

Okay. And so David, now as the joint venture transitions to STAAR, will some of the sales reps from Canon Staar then become STAAR-owned reps, if you will? Or are you going to have to build your own representation? And if you do, will there be a bump in the road like you’re experiencing now in the US where you’re transitioning to a different sales strategy, and it appears that you did have a bit of a bump in the road, which is understandable as you transition.

David Bailey:

Yeah, without a doubt. Well actually, I’m very pleased with what we’ve managed to negotiate in Japan, Larry, pleased in the sense I think it’s right for the people and right for Canon and right for the new company. We will be—the current sales reps in Canon Marketing and handle Canon Staar’s products will be seconded to our new company, STAAR Japan, for a 12-month period. And at the end of that 12-month period, we can offer them employment within STAAR Japan, or they have guaranteed positions back with Canon Marketing. That, to me, was a real win-win for all three parties and should smooth the transition as we focus in 2008 on a seamless move of the business away from the distributor and directly to the STAAR JV.

Larry Haimovitch:

Right. I have some other questions, but let me jump back in the queue, and I’ll ask—you know, others will go ahead, and then I’ll come back in, David.

David Bailey:

Okay.

Operator:

Our next question comes from the line of Clay Wilson with Needham & Company. Please go ahead.

Clay Wilson:

Thanks for taking my call. I appreciate it.

David Bailey:

Hi, Clay.

Clay Wilson:

Thank you. Could you update us on any latest developments on the FDA front?

David Bailey:

With regard to the Toric ICL?

Clay Wiilson:

And the warning letter and all that process.

David Bailey:

Yeah. The issues around this are really related to the clinical on the Toric ICL versus the ongoing business. And as we’ve informed investors in an August 3rd letter, the FDA’s Office of Device Evaluation notified us that it had placed our application for approval of the Toric ICL on hold until an independent third party audit to verify the accuracy and completeness of the clinical data and also audited STAAR’s systems related to clinical oversight. Our—since that letter, we’ve been working with the FDA, and our independent auditor that’s been selected has already completed Phase I of this work, which involved extensive discussions with FDA, ex STAAR Surgical, and submission of a full project plan to the agency. The auditor is now beginning Phase II, which is a 100% on-site data inspection, and that’s estimated by them to take three months. Following that, in Phase III, they’ll undertake any necessary amendments to the clinical data and assess our clinical quality system, while Phase IV covers any necessary follow-up work by the auditor to conclude the project. To insure the auditor’s independence, the FDA restricts our communication with the auditor, so until completion we’ll have limited information to provide investors on progress of the approval.

Clay Wilson:

Okay, thank you very much. And so my understanding is—I guess switching channels—the sales operation, the refractive operation that you’re building, you’re about almost all hired, correct? But you have a few more hires to go?

David Bailey:

Fifteen out of 18. Three more to go.

Clay Wilson:

And will it take—these are all seasoned people, but will it take, I assume, maybe six months plus to really get productive, do you think, out of this group?

David Bailey:

No, we’re looking for an impact earlier than the six months window. You know, we would expect to see some data points in the next few months, but you know as we said in the script, we would expect the full effect during the course of ’08. But, you know, we’ve recruited experienced people in the hope of getting traction and getting them up to speed more quickly. They’ve obviously got to be trained specifically on the ICL, and we’ve begun that process and, you know, we have those people out in the field at the moment. So we’d expect some impact before that six-month window that you’re referring to, Clay, and I think that we made that kind of clear in the remarks.

Clay Wilson:

And the cataract situation in the US; is it products, do you think, and the interruption with the sales force both that’s sort of conspiring together or one or the other? And do you think that the clear path forward will include the silicone aspheric, as well as the sales force kind of changes going forward?

David Bailey:

I think we’ve always said it’s a combination. We needed to strengthen our cataract offering, and we needed to get stability following the summer period that we’ve had. In terms of strengthening the offering, we’re very focused on that. We’ve got the aspheric Collamer out at the ASCRS. We’ve got the aspheric silicone evaluated in the field now and intend to launch late next week at the AAO. And we’re working hard on injection system improvements, etc. So it’s a combination of the two. I’m pleased that we’re hitting two milestones, which is the aspheric product. We’re working hard to get the NTIOL, the new technology designation for both of those, which we’re expecting some time in the first half of next year; and at the same time, you know, we’re trying very hard to get stability with the sales force and then increased selling time. So it’s a combination of the two and it’s work in process.

Clay Wilson:

Thanks. And the last question, the PRK practice builder aspect of this, replacing PRK. The economics for the practices, are the economics beneficial to these practices, to switch from PRK?

David Bailey:

It depends on the profile of the account, but certainly in a particular account profile, and I’ll ask Robin to come in in a second, because he’s with us. The ICL is a very highly differentiated and profitable procedure, and specifically against PRK, it’s a practice builder versus a practice referral killer. And we believe that the best—you need to choose the best technology for the patient, and you want to choose a technology that will increase your chance of positive referrals. And we’ve always believed that, and we’ve also felt that the move towards PRK was not good for overall practice volumes and not good for referral volumes. And we’ve seen a lot of indications that Lasik volume is flat, if not declining. And, you know, whilst there’s a multitude of factors, we have said on previous occasions that we felt that that aspect of referral base was very important and that PRK was not a practice builder. And so it’s our view that a highly differentiated and profitable procedure like the ICL—and it is highly differentiated, but it is nicely profitable in certain circumstances—will become increasingly attractive to refractive surgeons as their Lasik volume contracts, and as we see indications of all the current quarters. Robin, do you want to comment?

Robin:

Yeah, I think that the point that Dave made there about the difference in the practice profile, one of the key determinants whether the ICL is profitable or not is really the access and the cost that a center has to an ASC or if they’ve got an in-office treatment suite. That if there is a—if the access to the ASC is external and they’re paying a series of fees for the anesthesiology and the actual access to the OR, then the overall profit they make from the ICL is somewhat lower. But if they’re in their own—if they own their own ASC or they have their own in-office suite, then they can be making almost twice as much per eye with the ICL as they are with these PRK or standard Lasik. And that’s the message that we’re driving forward, and we have totals now to actually prove that to surgeons and users in the market place.

David Bailey:

Yeah, they really bring that home in this marketing of development sales, a profit calculator, which allows the practice development to stick with the practice and go through the different parameters to illustrate that point, given the particular circumstances in the practice with the aim of bringing that to the forefront and illustrating what an attractive procedure it can be, both from an initial profit point of view but equally important point of view, the referral base. And we’ll continue to refine and expand on that message as we move forward.

Clay Wilson:

Thank you very much. I’ll get back in queue.

Operator:

Thank you. Our next question comes from the line of Tyson Halsey with Halsey Advisory and Management. Please go ahead.

Tyson Halsey:

Hi, Deborah. Hi, Dave.

David Bailey:

Hey, Tyson.

Deborah Andrews:

Hi, Tyson.

Tyson Halsey:

Two questions. The first one’s a two-part question. Now it’s two years ago you had retained Morgan Stanley to explore sales and licensing. And what I was wondering is whether the sale of the—or the purchase of the joint venture with Canon Staar improved the prospects of a potential future sale of STAAR or whether the expiration of the RMR agreement that occurred this summer would improve the prospects of a licensing agreement of either the Collamer or the ICL.

David Bailey:

Well, you know, without commenting on particular M&A activity of any kind, I think it’s fair to say that the purchase of Canon’s interest in the JV removes a lot of complexity around STAAR’s ability to do any kind of global deals with any kind of partner. And I think it’s fair to say that the same is true as we move away from the complexity of the situation we have had in the US. Now having said that, we took the decisions we did based on what was best for the business as opposed to particularly, you know, targeting some end game. And I feel very much that we’ve made the right decisions for the business, and I’m very excited about the opportunity in Japan, but I’m also conscious of the complexity around it and the challenges we’ll face integrating the business. And there’s no doubt I’m going to spend a significant amount of time with Japan and our new joint venture, along with Deborah, to make sure that goes as smoothly as possible. Now the good news is that I spent a lot of time on that JV in the past, so I know it pretty well and the circumstances pretty well. And I think a lot of that energy and knowledge can be used to good effect to really drive our business forward there, so I’m quite excited about that. But you know, I think it’s about operational execution. Both situations have removed a certain degree of complexity, and that can only be good for the business. But we’re focused on, you know, getting through these issues and transitioning to drive execution forward and to strengthen the overall performance of the Company. And that was really the driving factor for me around the board’s decision.

Tyson Halsey:

Well, I’ve always wanted to see you succeed on an operational basis. You know one of the critical issues is, you know, crossing that tipping point on the ICL, which I think is a fabulous product, along with the TICL. But I, you know, I certainly can see some argument for a licensing, and as a voting shareholder I certainly don’t have a problem with that.

My next question has to do with the redacted warning letter. I read some things in there, and I can’t remember specifics, but I was surprised some of that seemed to slip through the efforts that Quintiles had made for about two years. Can you address any of that?

David Bailey:

Yeah, I mean we had a very big focused effort on the whole quality system, and it encompassed the clinical aspects. But that trial and a lot of the work had started before that major effort in ’04, so the toric trial had started ahead of that. And even the inspectors that we had acknowledged that you could see the improvements that STAAR had made post that activity around Quintiles and in the ’04 time period. But I think, you know, you could see the impact that those initiatives had had, but unfortunately, you can’t erase the past. So the fact is that trial started ahead of that. So I think that’s the kind of circumstances around that, Tyson.

Tyson Halsey:

Well, I see several positives in your announcement today. Congratulations.

David Bailey:

Oh, thank you.

Tyson Halsey:

Take care.

Operator:

Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one, at this time. Also a reminder if you are on speaker equipment, you will need to lift the handset before making a selection.

We have a follow-up question from the line of Larry Haimovitch with HMTC. Please go ahead.

Larry Haimovitch:

I just wanted to ask a couple more questions on the Canon Staar. Deborah, the valuation of it looks to be about 10 million or so, based on 4 million in cash and about 6 million in STAAR stock. Is that a proper calculation?

Deborah Andrews:

For 50%.

Larry Haimovitch:

Right, okay. So right. That’s the 50% buyout, so the valuation would, of course, then be 20 million.

Deborah Andrews:

Right.

Larry Haimovitch:

Okay, so roughly you’re paying a little over two times sales for the business.

Deborah Andrews:

Correct.

Larry Haimovitch:

Okay. Deborah, what was the cash burn in Q3 from operations, straight operations?

Deborah Andrews:

About 1.9 million.

Larry Haimovitch:

You mentioned the possibility of raising some money at some point. Are you concerned about a going concern question at the end of the fiscal year? Is this why you’d consider raising some money, or is it more strategic rather than, you know, defensive, if you will?

Deborah Andrews:

Well...

David Bailey:

Before Deb answers that, I just want to emphasize that 10 million was a 54% reduction versus Q2, and Deb had explained that Q2 had a lot of one-off items then, and she’d emphasized the Domilens. But you know with—Deb has focused very hard on this, and that was a, you know, a tremendous initiative in reductions. You know I just want to emphasize that was a 54% reduction from a quarter where Deb had indicated that Q2 was, you know, much higher than the normal run-rate. And I’d also emphasized that, you know, she set a very strong target and has got the organization very focused on that around that around 2 million at current sales levels. So I just wanted to speak for Deb there, because she’s done a tremendous job around that, before she answers your question.

Larry Haimovitch:

Sure. Thanks, David.

Deborah Andrews:

Thank you, David.

David Bailey:

You’re welcome, Deborah:

Deborah Andrews:

To answer your question, Larry, that would be principally for strategic, you know, purposes such as the Canon Staar acquisition.

David Bailey:

Yeah. Larry, I think it’s fair to say in the negotiations we would’ve liked to—and Deb would’ve liked this—to pay for the acquisition totally with stock. That proved not to be the case. We were able to negotiate certain elements that reduced the immediate cash-out, such as the way we’re purchasing the inventory back from the distributor for ongoing ops. But we were not able to get, you know, a full where we wanted to in terms of no cash-out. So as a result, you know, we’re looking at contingencies around that, and Deb’s very thoughtful of that, and there’s different options we could take on that regard.

Larry Haimovitch:

Mm-hmm. On the 1.7 million shares of convertible—series A convert—is that I presume those are not currently registered, and can you talk about what registration rights or what liquidity opportunities will exist for them? Obviously, the question is we don’t want to see 1.7 million shares suddenly being dumped on the market. I don’t imagine that’s going to happen, but I’m just curious what those provisions are.

David Bailey:

I’ll ask Charles to comment on that.

Charles:

The preferred stock is going to be immediately convertible into common stock, and we will be required to file a shelf registration on it, which will become effective at some point in the first 180 days after the closing. And...

Larry Haimovitch:

So theoretically, they could be a seller within six months, it sounds like, or some time around that time.

Charles:

That’s correct. The shares do have a $4 redemption value upon the change in control or three years out, and that would probably be an incentive to hold onto the shares and take some upside risk, which I think is what the investor is primarily interested in. But yes, there would be the capability to sell them in the market.

Larry Haimovitch:

Okay. And then David, you made a comment—I think it was you making the comment—that several of the RMRs had actually gone from their former status as RMRs to become STAAR employees. And that surprised me, because it’s my understanding that...

David Bailey:

Larry, that—let me just clarify.

Larry Haimovitch:

Yeah, maybe I need to understand what you were saying, sure.

David Bailey:

Yeah. All I was saying was that some of the TRs that worked for the previous RMRs, following the end of those agreements, had elected to work for—as independent TRs with STAAR as independent TRs but without the RMR.

Larry Haimovitch:

Oh, I see, okay. But they basically maintain the same status as being independent but now work for STAAR rather than for the RMRs.

David Bailey:

Correct.

Deborah Andrews:

I think there were a couple of instances where they came direct, though.

David Bailey:

One, in particular, came direct as a refractive specialist and wanted that option. So but in general, it was as I just described.

Larry Haimovitch:

Yeah. I have one more question, and then I will get back in queue and go away. And that is are you surprised, David, by the tremendously good performance overseas with the ICL? You’ve done—I’m sure you’re very pleased with how that has gone.

David Bailey:

I’m not surprised. I’ve said on a number of calls that I expected the trends to continue if not—we’re seeing a slight acceleration of 45% growth.

Larry Haimovitch:

Yeah. I guess I’m trying to understand, then, the context of how poorly you’ve done here. Now I know there were some distribution issues here that you’ve addressed now because you’ve transitioned to a different sales model, but it just surprises me that you could be doing so well in one series of markets and so poorly in the US. And you can’t blame it on competition in the US, because your only competitor is AMO, and I think we’d all agree, and I think they’d probably agree, it’s not a great product. So I’m just trying to understand why there’s such a difference between the two markets.

David Bailey:

The competitor in the US is really Lasik and the entrenched position that Lasik has. And you know, what is driving the ICL in international is a complete acceptance on the part of the physician that there is a limit to Lasik, that if you push those limits it’s a practice—it damages your practice, it damages the referral base; and as a result, we see more and more a solid, uniformed positioning for the ICL in the practice. And we’re not at that stage yet in the US. And yet in international, we’re at that stage in many markets, and all of them are moving along. And the penetration rate versus Lasik is increasing. And that trend is not unique. You know you see it across many markets, many geographies. Remember, when you see that international sales growth number, it’s coming from forty-something countries. And that trend is driving it. We expect it to continue to drive it, and ultimately, I think that’s going to be the same in the US. It’s just we’re in a very entrenched position. But critically, I do believe that as you’re getting this flattening or even projections of declining Lasik volume as you’ve seen today—it comes with the go-forward quarter 4 numbers—then as Lasik gets squeezed, part of—there are more factors there, but one of them is around referral rates and profitable procedures. And I think as that market gets squeezed in terms of low growth or declining volume, then the ICL procedure is going to become more and more attractive to the US doctor, despite the fact that he has to change his practice somewhat in order to incorporate it.

Larry Haimovitch:

Okay. That’s...

David Bailey:

In essence, I think it’ll come. We’ve just got to keep putting the basis in.

Larry Haimovitch:

Yup. Okay thank you, David.

Operator:

Thank you. Our next question comes from the line of Mark Malcolm, private investor. Please go ahead.

Mark Malcolm:

Thank you very much for taking my call, as well. Reference the international increase in 45%, that is against—for across the 40 countries, about how many ICL certified docs do you have in those 40 plus countries?

David Bailey:

Mark, I don’t have an accurate count on that number. We don’t track...

Mark Malcolm:

I’m not asking for an accurate, just a ballpark. About 1100?

David Bailey:

I don’t want to guess.

Mark Malcolm:

Okay. The point is, is their reorder rate appears to be just a fraction greater than what you were experiencing in the US if those numbers are anywhere close. Regarding what’s occurred since CMS wrote a ruling on the—for that Alcon got on the Toric IOL, how—you didn’t really characterize anything about your Toric IOL sales in the past quarter. Could you comment?

David Bailey:

Yeah, I mean we—our Toric IOL, the silicone version, got the CMS ruling along with Alcon’s. We see that, as I said on the previous conference call, as a mid- to long-term opportunity, particularly as we bring out line extensions, such as the Collamer version that we’re working on. But in the short term what we’ve seen is the contraction of that business as Alcon has picked off accounts, not surprisingly, since, you know roughly six out of 10 lenses that are used in the US come from Alcon. And so we’ve certainly seen a squeeze on that business and loss of some of that business to Alcon. We’ve seen that over the last few quarters. It’s starting to flatten out, and we’re positioning ourselves and doing some things to try and get some of that business back and expand it. But we’ve seen some loss to the competition there.

Mark Malcolm:

Understand. On the Toric Collamer IOL, do you have any projection of when you might expect to bring that forward?

David Bailey:

Yeah, that one we’ve stayed—previously I think we said in the first half of ’08, Q2 ’08, and I think we’re still pretty much on track for that.

Operator:

Thank you. Our next question comes from the line of Tyson Halsey with Halsey Advisory and Management. Please go ahead.

Tyson Halsey:

Well I know you guys have to get home to hose down your houses. Sorry—poor attempt at a joke. But I hope you guys are all fine on that regard. My question basically is—sort of follows on the heels of what you’ve already said and what Mr. Malcolm just stated. And if you could just repeat for us—it sounds as if there are several products that you have in the pipeline. Could you just give us an idea of when you will expect to be able to launch those?

David Bailey:

Yeah, I think putting product... Well first off, we’ve said aspheric, silicone, and Collamer. Collamer was in April. Silicone is in field trials now with a launch to AAO end of next week. Both of those products we’re working on to get new technology designation, which would give the $50 a unit incremental price. And we have to do some work on that, and we’ve projected to bring that to fruition in the first half of next year. We then have the Toric Collamer plate, which was Q2, and we are progressing with that. And then we were looking at various injector improvements, particularly around the three-piece Collamer, incremental improvements, and we’ve got those scheduled, working on those throughout ’08. And then the preloaded silicone, which Larry was questioning, was originally slated for the second half of ’08, depending on regulatory timelines. And we’re just revisiting that, as I indicated earlier, and we’ll update investors when we’ve had a good chance to evaluate that. That may be delayed somewhat, depending on our current review of it.

Tyson Halsey:

That sounds great. Be sure to send me a prospectus on this offering if you go ahead with it. Thank you.

David Bailey:

Thanks, Tyson.

Operator:

There are no further questions in the queue. I’ll turn it back to management for closing remarks.

David Bailey:

Great. Well thanks, everybody, for those great questions. We’re very excited about the progress that we made this quarter on international sales, in particular. We’ve got work in progress in the US, but I think that moving Japan significantly strengthens our ability to keep international on track, if not accelerate going forward. We have some challenges with that integration, but it’s an exciting time for the Company. And from a cash perspective, I think we’re doing a very strong job to hold cash burn at a particular level until we see the sales traction grow globally. But very excited about the opportunities in the future and look forward to keeping investors updated. Thank you.

Operator:

Thank you. Ladies and gentlemen, this concludes the STAAR Surgical Third Quarter Earnings Conference Call. If you’d like to listen to a replay of today’s conference, please dial 303-590-3000 or 800-405-2236. Enter the pass code 11099475. Once again, that is 303-590-3000 or 800-405-2236. Enter the pass code 11099475. Thank you for your participation. You may now disconnect.